Exhibit 23.1

Consent of Indepenent Registered

Public Accounting Firm

We are aware of the incorporation by reference in the Registration Statement Form S-3 of Force Protection, Inc. and in the related Prospectuses, of our report dated March 2, 2007, relating to consolidated balance sheet or Force Protection, Inc. and Subsidiaries as of December 31, 2006, and the related consolidated statements of income for the fiscal year ended December 31, 2006 and cash flows for the year ended December 31, 2006, that are included in Force Protection, Inc.’s Form 10-K/A for the year ended December 31, 2006.

/s/ Jaspers + Hall, PC

Jaspers + Hall, PC

July 16, 2007
Denver, Colorado